EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2015, with respect to the consolidated financial statements of IntriCon Corporation, which is included in the Annual Report on Form 10-K of IntriCon Corporation for the year ended December 31, 2014.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

May 13, 2015